EXHIBIT 5.1






                               September 16, 1998




Board of Directors
NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon  97005-6453


     I have acted as counsel for NIKE, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 420,000 shares of Class B Common Stock, no par value (the "Shares"), of the Company issuable pursuant to stock options granted to non-employee directors and consultants to the Company (the "Options"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is my opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

     2. The Shares have been duly authorized and, when issued and sold in accordance with the terms of the Options, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       JAMES C. CARTER

                                       James C. Carter
                                       General Counsel